Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 161 to Registration Statement on Form N-1A (File No. 33-45961) (the “Registration Statement”) of our report dated August 17, 2018, relating to the financial statements and financial highlights of Ivy Accumulative Fund and Ivy Wilshire Global Allocation Fund, each a series constituting the Ivy Funds, appearing in the Annual Report on Form N-CSR of Ivy Funds for the year ended June 30, 2018. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Custodial and Auditing Services” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Kansas City, Missouri
October 24, 2018